UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2008
Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

On May 8, 2008, ICP Solar Technologies Inc. (the “Company”) announced the departure of Leon Assayag as Chief Financial Officer, effective May 2, 2008.

On May 8, 2008, the Company announced via press release, the  appointment of  Sheldon Reinhart as Chief Financial Officer  and Chief Operating Officer. The appointment was approved by the Board of Directors of the Company on May 6, 2008.

The following is a brief biographical description of the recently appointed Officer.

Sheldon Reinhart

Mr. Reinhart has over 20 years of experience in both finance and technology. Most recently, he was the Chief Financial Officer for Strategy First Inc. a leading computer games publisher. Prior to that, he was the General Manager of Walpert Industries Ltd. and VP Finance for Paradox Security Systems. Mr. Reinhart began his career at RSM Richter, an independent auditing firm.

Mr. Reinhart received his Bachelor’s Degree and GDPA from McGill University and is a Chartered Accountant (CA).

On May 8, 2008, the Company entered into an Employment Agreement with Sheldon Reinhart. Pursuant to the Employment Agreement, Mr. Reinhart will serve as the Chief Financial Officer, and Chief Operating Officer of the Company effective May 6, 2008. As compensation for his services, Mr. Reinhart will receive an annual base salary of $122,500. Mr. Reinhart shall be entitled to a $10,000 annual bonus at the discretion of the Chief Executive Officer and the Board of Directors. On May 6, 2008 (“Date of Grant”), Mr. Reinhart was also granted  stock options to acquire 75,000 shares of the Company’s common stock at an exercise price of $ 0.50 per share (the “Options”). The Options will vest semi -annually over a two-year period, from the Date of Grant.

The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by ICP Solar Technologies Inc. dated May 8, 2008 regarding the appointment of its new Chief Financial Officer and Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: May 8, 2008
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and
Chairman